UNCLASSIFIED - NON CLASSIFIÉ

Extractive Sector Transparency Measures Act - Annual Report
Reporting Entity Name	Osisko Development Corp.
Reporting Year	From	2024-01-01	To:	2024-12-31	Date submitted	2025-05-23
Reporting Entity ESTMA Identification Number	E335878		Original Submission Amended Report
Other Subsidiaries Included (optional field)

Not Consolidated

Not Substituted

Attestation by Reporting Entity

In accordance with the requirements of the ESTMA, and in particular section 9 thereof, I attest I have reviewed the information contained in the ESTMA report for the entity(ies) listed above. Based on my knowledge, and having exercised reasonable diligence, the information in the ESTMA report is true, accurate and complete in all material respects for the purposes of the Act, for the reporting year listed above.

Full Name of Director or Officer of Reporting Entity	Alexander Dann				Date	2025-05-23
Position Title	Chief Financial Officer and Vice President, Finance

UNCLASSIFIED - NON CLASSIFIÉ

Extractive Sector Transparency Measures Act - Annual Report
Reporting Year	From:	2024-01-01	To:	2024-12-31
Reporting Entity Name	Osisko Development Corp.				Currency of the Report	CAD
Reporting Entity ESTMA Identification Number	E335878
Subsidiary Reporting Entities (if necessary)

Payments by Payee
Country	Payee Name[1]	Departments, Agency, etc… within Payee that Received Payments[2]	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Infrastructure Improvement Payments	Total Amount paid to Payee	Notes[34]
Mexico	Government of Mexico	-	843,000	-	1,724,000	-	-	-	-	2,567,000	San Antonio Ejido, Secretaria de Economia (Ministry of Finance). Original payment done in Mexican Pesos.
Canada -British Columbia	Province of British Columbia	-	311,000	-	1,133,000	-	-	-	702,000	2,146,000	BC Hydro, Minister of Finance, Mineral Title Online, District of Wells, Ministry of Energy, Mines & Low Carbon Innovation, ICBC, Worksafe BC.
Canada	Xatśūll First Nation	-	-	-	264,000	-	-	-	-	264,000
Canada	Saskatchewan Research Council	-	-	-	276,000	-	-	-	-	276,000
United States of America	State of Utah	-	423,000	-	-	-	-	-	-	423,000	Utah State Tax Commission, Utah Department of Environmental Quality. Original payment done in US Dollars.
United States of America	Town of Goshen	-	-	-	145,000	-	-	-	-	145,000	Original payment done in US Dollars.

Additional Notes:

All payments are reported in Canadian dollars. Where payments were made in currencies other than Canadian dollars, the payments were converted into Canadian dollars using an annual average exchange rate. The annual average exchange rate for this year (2024) was 1MXN=CAD0.07520 and USD1 = CAD1.3698.

UNCLASSIFIED - NON CLASSIFIÉ

Extractive Sector Transparency Measures Act - Annual Report
Reporting Year	From:	2024-01-01	To:	2024-12-31
Reporting Entity Name	Osisko Development Corp.				Currency of the Report	CAD
Reporting Entity ESTMA Identification Number	E335878
Subsidiary Reporting Entities (if necessary)
Payments by Project

Country	Project Name[1]	Taxes	Royalties	Fees	Production Entitlements	Bonuses	Dividends	Infrastructure Improvement Payments	Total Amount paid by Project	Notes[23]
Mexico	San Antonio Project (Sapuchi)	843,000	-	1,724,000	-	-	-	-	2,567,000	Original payment done in Mexican Pesos.
Canada	Cariboo Gold Project	311,000	-	1,673,000	-	-	-	702,000	2,686,000
United States of America	Tintic Project (Trixie)	423,000	-	145,000	-	-	-	-	568,000	Original payment done in US Dollars.

Additional Notes[3]:

All payments are reported in Canadian dollars. Where payments were made in currencies other than Canadian dollars, the payments were converted into Canadian dollars using an annual average exchange rate. The annual average exchange rate for this year (2024) was 1MXN=CAD0.07520 and USD1 = CAD1.3698.